UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

PROBATION TRACKER, INC.

(Exact name of registrant as specified in its charter)

Colorado	88-2587063
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12441 West 49th Ave., Unit 4, Wheat Ridge, Colorado 80033

(Address of principal executive offices and zip code)

(303) 431-9500

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, no par value	None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company, or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

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Item 1.  Business.

The information required by this item is contained under the sections of the information statement entitled “Information Statement Summary,” “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “The Separation and Distribution,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and “Where You Can Find More Information.” Those sections are incorporated herein by reference.

Item 1A. Risk Factors.

The information required by this item is contained under the section of the information statement entitled “Risk Factors.” That section is incorporated herein by reference.

Item 2.   Financial Information.

The information required by this item is contained under the sections of the information statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Index to Financial Statements” and the financial statements referenced therein. Those sections are incorporated herein by reference.

Item 3.   Properties.

The information required by this item is contained under the section of the information statement entitled “Business.” That section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the information statement entitled “Security Ownership of Certain Beneficial Owners and Management.” That section is incorporated herein by reference.

Item 5.   Directors and Executive Officers.

The information required by this item is contained under the sections of the information statement entitled “Management and Directors.” That section is incorporated herein by reference.

Item 6.   Executive Compensation.

The information required by this item is contained under the sections of the information statement entitled “Management and Directors —Compensation of Directors and Officers” and “—Outstanding Equity Awards at Fiscal Year-End.” Those sections are incorporated herein by reference.

Item 7.    Certain Relationships and Related Transactions, Director Independence.

The information required by this item is contained under the sections of the information statement entitled “Management and Directors” and “Certain Relationships and Related Party Transactions.” Those sections are incorporated herein by reference.

Item 8.    Legal Proceedings.

The information required by this item is contained under the section of the information statement entitled “Business—Legal Proceedings.” That section is incorporated herein by reference.

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Item 9.    Market Price of and Dividends on the Registrant’s Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the information statement entitled “The Separation and Distribution,” “Dividend Policy,” and “Description of Capital Stock.” Those sections are incorporated herein by reference.

Item 10.   Recent Sales of Unregistered Securities.

The information required by this item is contained under the section of the information statement entitled “Description of Capital Stock—Sale of Unregistered Securities.” That section is incorporated herein by reference.

Item 11.  Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the sections of the information statement entitled “The Separation and Distribution” “Dividend Policy,” and “Description of Capital Stock.” Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained under the section of the information statement entitled “Description of Capital Stock.” That section is incorporated herein by reference.

Item 13.   Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” and the financial statements referenced therein. That section is incorporated herein by reference.

Item 14.   Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

      (a)  Financial Statements and Schedule

The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” and the financial statements referenced therein. Those sections are incorporated herein by reference.

     (b)  Exhibits

See “Exhibit Index” below

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in the City of Wheat Ridge, State of Colorado, on August 25, 2022.

PROBATION TRACKER, INC.

By:	/s/ Vern D. Kornelsen

Vern D. Kornelsen
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation of Probation Tracker, Inc.
3.2	Bylaws of Probation Tracker, Inc.
10.1	Asset Purchase Agreement, by and between Probation Tracker, Inc. and Lifeloc Technologies, Inc.
10.2	Contribution Agreement, by and between Probation Tracker, Inc. and Lifeloc Technologies, Inc.
99.1	Information Statement of Probation Tracker, Inc., preliminary and subject to completion, dated [ ], 2022

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